Exhibit 99.1

PHOENIX FOOTWEAR GROUP ANNOUNCES

AGREEMENT TO SELL CHAMBERS ASSETS

CARLSBAD, Calif., April 23, 2009 — Phoenix Footwear Group, Inc. (NYSE Alternext US: PXG) announced today it has entered into an agreement with Tandy Brands Accessories, Inc. relating to its accessories business, Chambers Belt Company. Based in part on the full implementation of this transaction, the Company expects to be able to fully extinguish its outstanding bank debt during fiscal 2009.

The exclusive Wrangler licenses held by Phoenix’s Chambers division for leather belts and accessories terminate on December 31, 2009 for the mass market; and December 31, 2010 for the western market. Wrangler Apparel, Inc. has advised Phoenix of its intent to directly enter the accessories business and take in-house and not renew its Wrangler mass license. These licenses have historically been the basis of a substantial portion of Chambers’ revenue. In the wake of this development, Phoenix decided to sell its private label accessories business and certain assets to Tandy Brands Accessories, Inc.

Under the terms of the transaction, Tandy will purchase Chambers’ manufacturing equipment, certain inventory at cost, certain intellectual property and customer relationships. It is expected that Tandy will also hire certain individuals to assist in transitioning customer relationships and related revenue. As part of the purchase price, Tandy will pay $500,000 plus acquired inventory costs in immediately available funds at closing and a percentage of the revenue generated by this business in the 12 months following the closing (including a $430,000 advance payment in immediately available funds at closing).

The assets being sold do not include Chambers’ cash and cash equivalents or accounts receivables. After the closing, Chambers plans to collect these receivables. Following the closing, Phoenix plans to wind down Chambers’ remaining operation as the Wrangler licenses expire unrenewed. As part of the Tandy transaction, at closing Tandy and Chambers may enter into a manufacturing and supply agreement which would provide Chambers with the ability to purchase product to fulfill Wrangler orders during the remaining term of the license agreement.

Phoenix previously announced that it exited its Tommy Bahama license. Since that announcement, Phoenix has completed the liquidation of its TB inventory and ceased related operations. After collecting its outstanding receivables and paying related exit costs, Phoenix expects the wind down of this business to generate net proceeds of approximately $2.5 million.

On a combined basis the Chambers and Tandy transactions are expected to generate net cash in excess of $14 million when fully implemented and should allow Phoenix to extinguish its outstanding bank debt in full.

The closing of the Chambers transaction is subject to standard closing conditions, including the consent of Phoenix’s bank. Phoenix expects the Chambers transactions to close early in the third quarter of fiscal 2009.

Concurrent with entering into these transactions, the Board of Directors of Phoenix has dissolved its Special Committee. The Company has no current plans to consider additional strategic options.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men’s and women’s footwear and accessories. Phoenix Footwear’s brands include Trotters ®, SoftWalk ®, H.S. Trask ® and it is a licensee of the Wrangler brand. Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the NYSE Alternext US under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. The words “anticipates,” “will,” “expects,” “intends,” “plans” and words of similar meaning identify these forward-looking statements. Forward-looking statements also include statements concerning the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including statements regarding the proposed Chambers sale transaction, the expected closing and timing of that transaction and the expected net proceeds from that transaction and the monetization of Chambers’ working capital and the Tommy Bahama transaction and the repayment of the Company’s debt and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The potential risks and uncertainties include, among others, the possibility that a Chambers transaction is not successfully concluded, or the unexpected liabilities related to the disposition arise or the transactions do not yield the anticipated proceeds. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation to release publicly any update or revision to any forward-looking statement contained herein if there are changes in the Company’s expectations or if any events, conditions or circumstances on which any such forward-looking statement is based.

Contact:

Dennis Nelson

Chief Financial Officer

Phoenix Footwear Group, Inc.

(760) 602-9688

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